UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2013

APPLE REIT TEN, INC.

(Exact name of registrant as specified in its charter)

Virginia	000-54651	27-3218228
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Ten, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 1.01 of Form 8-K.

Item 1.01.	Entry into a Material Definitive Agreement.

On May 15, 2013, we caused one of our indirect wholly-owned subsidiaries (the “purchasing subsidiary”), to enter into a series of purchase contracts for the potential purchase of five hotels. The table below describes these hotels:

Hotel Location	Franchise	Seller	Number of Rooms	Purchase Price
Oklahoma City, Oklahoma	Homewood Suites	CHMK Oklahoma Hotel Partners, LLC	90	$11,500,000
Denton, Texas	Homewood Suites	CHGM Denton Hotel Partners, LLC	107	11,300,000
Colorado Springs, Colorado	Hampton Inn & Suites	CHSP Hotel Investors, LLC	101	11,500,000
Franklin Cool Springs, Tennessee	Courtyard	(a)	126	(a)
Franklin Cool Springs, Tennessee	Residence Inn	(a)	124	(a)
TOTAL			548	$85,300,000

(a)	The Courtyard and Residence Inn hotels in Franklin Cool Springs, Tennessee are located on the same site. The two hotels are covered by the same purchase contract with a total gross purchase price of $51 million. The amount is reflected in the total gross purchase price as indicated above. The sellers of the hotels are CHMK Cool Springs Hotel Partners, LLC and CHMK Franklin Hotel Partners, LLC.

The sellers are affiliated with each other but do not have any material relationship with us or our subsidiaries, other than through the purchase contracts. The aggregate initial deposits for the hotels listed above totaled $1 million. The initial deposit for each contract is refundable to our purchasing subsidiary if it elects to terminate a purchase contract during the review period, which ends on June 29, 2013. In the event our purchasing subsidiary does not elect to terminate any of the purchase contracts during the review period, our purchasing subsidiary is required to make additional deposits in the aggregate amount of $1 million within three (3) business days after the expiration of the review period. If our purchasing subsidiary terminates the purchase contracts after the review period but before closing, and the termination is not based on a seller’s failure to satisfy a required condition under any of the contracts, the escrow agent will release the deposits to the sellers. If a closing occurs under the purchase contracts, the deposits will be credited toward the purchase price.

The initial deposits under the purchase contracts were funded by the Company’s ongoing offering of Units (with each Unit consisting of one common share and one Series A preferred share). It is expected that the additional deposits and payment of the purchase price under each of the purchase contracts (other than the debt described below) would be funded, if a closing occurs, by the Company’s ongoing offering of Units.

The purchase contacts also contemplate that our purchasing subsidiary would assume existing loans secured by three of the hotels. The table below describes these loans:

Hotel Location	Franchise	Outstanding Principal Balance (a)	Annual Interest Rate	Maturity Date
Colorado Springs, Colorado	Hampton Inn & Suites	$8,279,000	6.25%	July 2021
Franklin Cool Springs, Tennessee	Courtyard and Residence Inn	30,670,000	6.25%	August 2021
		$38,949,000

(a) All loans provide for monthly payments of principal and interest on an amortized basis.

During the review period, our purchasing subsidiary will have the opportunity to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to the hotels. Our purchasing subsidiary may terminate a purchase contract at any time during the review period for any reason. Our purchasing subsidiary may become aware of facts or conditions pertaining to the hotels as a result of its review that will cause us to terminate an agreement to purchase a hotel.

Certain closing conditions must be met before or at the closing under each purchase contract, and are not currently satisfied. They include, but are not limited to, the following: the seller having performed and complied in all material respects with the covenants under the applicable purchase contract; all third party consents having been obtained; the existing management and franchise agreements shall have been either terminated or assigned to one of our subsidiaries by the seller and, as applicable, new management and franchise agreements shall have been executed by one of our subsidiaries. If any of the closing conditions under the purchase contracts are not satisfied by the seller, our purchasing subsidiary may terminate the applicable purchase contract and receive a refund of the deposits. Additionally, if our purchasing subsidiary terminates a contract the seller has the option to terminate any remaining contracts that have not been closed.

Accordingly, as of the date of this report and until the closing of the purchase of the hotels, there can be no assurance that our purchasing subsidiary will acquire the hotels.

All brand and trade names, logos or trademarks contained, or referred to, in this Form 8-K are the properties of their respective owners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Ten, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

May 17, 2013